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                               LIST OF EXHIBITS


Exhibit 99.                   Press Release




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                                    PINNACLE
                               FINANCIAL SERVICES


                     PINNANCLE FINANCIAL TO BUY CB BANCORP


FOR IMMEDIATE RELEASE:

MARCH 3, 1997

CONTACTS:

       RICHARD L. SCHANZE, CEO                  JOSEPH F. HEFFERMAN, CEO
       PINNACLE FINANCIAL SERVICES, INC.        CB BANCORP, INC.
       (616) 983-6311                           (219) 873-2800

       DONALD A. LESCH, CEO
       INDIANA FEDERAL CORPORATION
       (219) 465-6607


ST. JOSEPH, MI - Pinnacle Financial Services, Inc. announced today an agreement to purchase CB Bancorp, Inc. of Michigan City, Indiana. Pinnacle is the parent company of Pinnacle Bank, headquartered in St. Joseph, Michigan, with 28 banking centers located along the southern tip of Lake Michigan. CB Bancorp is the parent of Community Bank, with three offices in La Porte County, Indiana. The purchase price is fixed in an amount equal to $35.00 per CB Bancorp share, payable in Pinnacle shares. If Pinnacle's average stock price exceeds $29.00, CB Bancorp shareholders will receive
1.20690 Pinnacle shares per CB Bancorp share. If Pinnacle's average stock price is less than $23.00, CB Bancorp shareholders will receive 1.52174 Pinnacle shares per CB Bancorp share. With anticipated cost savings of approximately 18%, Pinnacle expects the transaction to be accretive to earnings per share and tangible book value of the combined organization in the first year. One time transaction costs are expected to be minimal.

This move follows the November announcement of Pinnacle's and Indiana Federal Corporation's pending merger-of-equals. Indiana Federal Corp. is the parent company of Indiana Federal Bank for Savings of Valparaiso, Indiana. Once completed, these two mergers will result in a $2.1 billion banking company with 50 banking centers located in northwestern Indiana and southwestern Michigan. "We are thrilled about this development," said Pinnacle CEO, Richard Schanze. "This transaction allows us to fill the geographic gap between our Michigan and Indiana markets. Once the mergers with CB Bancorp and Indiana Federal are complete, the company will be among the front runners of financial service providers along the southern curve of Lake Michigan. This should translate into increased value to our shareholders."

Mr. Joseph Heffernan, Chairman of CB, commented, "We are excited about the opportunity to merge CB with Pinnacle. This will enable the expansion of our mortgage specialty business, while providing additional products and services to our market and customers."

Supporting the acquisition, Donald Lesch, CEO of Indiana Federal, stated, "The goal, quite simply, is to be the premier financial services provider in the markets we serve. This acquisition of CB Bancorp helps round out the Pinnacle market, both geographically and strategically, in terms of the strengths that each of our three institutions brings to the mix."

The transaction, subject to regulatory and shareholder approvals, is expected to close in the second quarter of 1997.

Pinnacle stock is traded on the NASDAQ under the symbol "PNFI". CB Bancorp stock is also traded on the NASDAQ, under the symbol "CBCO".